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                                 EXHIBIT 23.2


                                June 10, 1997


                           CONSENT OF LEGAL COUNSEL



Ribozyme Pharmaceuticals, Inc.
2950 Wilderness Place
Boulder, Colorado  80301

Ladies and Gentlemen:

        We consent to the use in the Form S-8 Registration Statement of Ribozyme Pharmaceuticals, Inc. (the "Company"), to be filed on or about June 11, 1997, relating to the registration of shares under the Ribozyme Pharmaceuticals, Inc. 401(k) Salary Reduction Plan and the 1996 Stock Option Plan, of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel" in the Registration Statement.

                                Sincerely yours,

                                ROTHGERBER, APPEL, POWERS & JOHNSON LLP


                                /s/ Rothgerber, Appel, Powers & Johnson LLP
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